EXHIBIT 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations
of Education Realty Operating Partnership, L.P.
December 31, 2013

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes that are included in Exhibit 99.1 of this Form 8-K. Capitalized terms used, but not defined, in this Management's Discussion and Analysis of Financial Condition and Results of Operations have the same meanings as defined in the notes to the consolidated financial statements. In this discussion, the terms "we", "us", "our", "EROP", and the "Operating Partnership" refer to Education Realty Operating Partnership, LP and its subsidiaries.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this section or elsewhere in this report may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future financial condition, results of operations and funds from operations, our strategic plans and objectives, cost management, occupancy and leasing rates and trends, liquidity and ability to refinance our indebtedness as it matures, anticipated capital expenditures (and access to capital) required to complete projects, amounts of anticipated cash distributions to our unitholders in the future and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecast in the forward-looking statements.

Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. You are cautioned not to place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to:

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risks and uncertainties related to the national and local economies and the real estate industry in general and in our specific markets (including university enrollment conditions and admission policies, and our relationship with these universities);

•	volatility in the capital markets;

•	rising interest and insurance rates;

•	competition from university-owned or other private collegiate housing and our inability to obtain new tenants on favorable terms, or at all, upon the expiration of existing leases;

•	availability and terms of capital and financing, both to fund our operations and to refinance our indebtedness as it matures;

•	legislative or regulatory changes, including changes to laws governing collegiate housing, construction and real estate investment trusts;

•	our possible failure to qualify as a real estate investment trust and the risk of changes in laws affecting real estate investment trusts;

•	our dependence upon key personnel whose continued service is not guaranteed;

•	our ability to identify, hire and retain highly qualified executives in the future;

•	availability of appropriate acquisition and development targets;

•	failure to integrate acquisitions successfully;

•	the financial condition and liquidity of, or disputes with, our joint venture and development partners;

•	impact of ad valorem, property and income taxes;

•	changes in generally accepted accounting principles;

•	construction delays, increasing construction costs or construction costs that exceed estimates;

•	potential liability for uninsured losses and environmental liabilities;

•	lease-up risks; and

•	the potential need to fund improvements or other capital expenditures out of operating cash flow.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. New factors may also emerge from time to time that could materially and adversely affect us. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, is designed to provide a reader of our financial statements with a narrative on our financial condition, results of operations, liquidity and certain other factors that may affect our future results from the perspective of our management. Our MD&A is presented in eleven sections:

•	Overview

•	Our Business Segments

•	Trends and Outlook

•	Critical Accounting Policies

•	Results of Operations

•	Liquidity and Capital Resources

•	Distributions

•	Off-Balance Sheet Arrangements

•	Non GAAP Measures

•	Inflation

•	Recent Accounting Pronouncements

Unless otherwise noted, this MD&A relates only to results from continuing operations. The years ended December 31, 2013, 2012 and 2011 reflect the classification of the following communities’ financial results as discontinued operations: Troy Place, The Reserve at Jacksonville, The Reserve at Martin, The Chase at Murray and Clemson Place (all sold in January 2011); Collegiate Village (sold in April 2011); Clayton Station (sold in June 2011); NorthPointe and The Reserve on Frankford (both sold in September 2012); The Reserve at Star Pass (sold in December 2012); College Grove (sold in June 2013) and Pointe at Western (sold in December 2013).

Overview

We are a Delaware limited partnership that is engaged in the ownership, acquisition, development and management of high-quality collegiate housing communities. We also provide collegiate housing management and development consulting services to universities, charitable foundations and other third parties. We believe that we are one of the largest private owners, developers and managers of high-quality collegiate housing communities in the United States in terms of total beds both owned and under management.

We earn income from rental payments we receive as a result of our ownership of collegiate housing communities. We also earn income by performing property management services and development consulting services for third parties through our Management Company and our Development Company, respectively.

The general partner of Education Realty Operating Partnership, LP ("EROP") is Education Realty OP GP, Inc. ("OP GP"), an entity that is wholly owned by Education Realty Trust, Inc. (the "Trust"), which is publicly traded on the New York Stock Exchange ("NYSE") under the ticker symbol "EDR". The limited partners of EROP are Education Realty OP Limited Partner Trust, a wholly owned subsidiary of the Trust, and other limited partners consisting of current and former members of management and non-affiliated third parties. The Trust has elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes.

Our Business Segments

We define business segments by their distinct customer base and the service provided. Management has identified three reportable segments: collegiate housing leasing, development consulting services and management services. We evaluate each segment’s performance based on net operating income, which is defined as income before depreciation, amortization, ground leases, impairment losses, interest expense (income), gains (losses) on extinguishment of debt, equity in earnings of unconsolidated entities, noncontrolling interests and discontinued operations. The accounting policies of the reportable segments are described in more detail in the summary of significant accounting policies in the notes to the accompanying consolidated financial statements.

Collegiate housing leasing

Collegiate housing leasing revenue represented approximately 95.7% of our total revenues, excluding operating expense reimbursements and other adjustments/eliminations included in our segment reporting, for the year ended December 31, 2013.

Unlike multi-family housing where apartments are leased by the unit, collegiate-housing communities are typically leased by the bed on an individual lease liability basis. Individual lease liability limits each resident’s liability to his or her own rent without liability for a roommate’s rent. The number of lease contracts that we administer is therefore equivalent to the number of beds occupied instead of the number of apartment units occupied. A parent or guardian is required to execute each lease as a guarantor unless the resident provides adequate proof of income and/or pays a deposit, which is usually equal to two months rent.

Due to our predominantly private bedroom accommodations and individual lease liability, the high level of student-oriented amenities and the fact that most units are furnished and typically rent includes utilities, cable television and internet service, we believe our communities in most cases can command higher per-unit and per-square foot rental rates than most multi-family communities in the same geographic markets. We are also typically able to command higher rental rates than on-campus collegiate housing, which tends to offer fewer amenities.

The majority of our leases commence mid-August and terminate the last day of July. These dates generally coincide with the commencement of the universities’ fall academic term and the completion of the subsequent summer school session. As such, we are required to re-lease each community in its entirety each year, resulting in significant turnover in our tenant population from year to year. In 2013 and 2012, approximately 81.3% and 74.6%, respectively, of our leased beds were to students who were first-time residents at our communities. As a result, we are highly dependent upon the effectiveness of our marketing and leasing efforts during the annual leasing season that typically begins in November and ends in August of each year. Our communities’ occupancy rates are therefore typically stable during the August to July academic year but are susceptible to fluctuation at the commencement of each new academic year.

Prior to the commencement of each new lease period, mostly during the first two weeks of August, but also during September at some communities, we prepare the units for new incoming tenants. Other than revenue generated by in-place leases for returning tenants, we do not generally recognize lease revenue during this period referred to as “Turn,” as we have no leases in place. In addition, we incur significant expenses during Turn to make our units ready for occupancy. These expenses are recognized when incurred. This Turn period results in seasonality in our operating results during the third quarter of each year.

Development consulting services

For the year ended December 31, 2013, revenue from our development consulting services represented approximately 2.2% of our total revenues, excluding operating expense reimbursements and other adjustments/eliminations included in our segment reporting. We provide development consulting services primarily to colleges and universities seeking to modernize their on-campus collegiate housing communities, to other third-party investors and to our collegiate housing leasing segment in order to develop communities for our ownership. Our development consulting services typically include the following:

•	market analysis and evaluation of collegiate housing needs and options;

•	cooperation with college or university in architectural design;

•	negotiation of ground lease, development agreement, construction contract, architectural contract and bond documents;

•	oversight of architectural design process;

•	coordination of governmental and university plan approvals;

•	oversight of construction process;

•	design, purchase and installation of furniture;

•	pre-opening marketing to students; and

•	obtaining final approvals of construction.

Fees for these services are typically 3 – 5% of the total cost of a project and are payable over the life of the construction period, which in most cases is one to two years in length. Occasionally, the development consulting contracts include a provision whereby we can participate in project savings resulting from successful cost management efforts. These revenues are recognized once all contractual terms have been satisfied and no future performance requirements exist. This typically occurs after construction is complete. As part of the development agreements, there are certain costs we pay on behalf of universities or third-party investors. These costs are included in reimbursable operating expenses and are required to be reimbursed to us by the universities or third-party investors. We recognize the expense and revenue related to these reimbursements when incurred. These operating expenses are wholly reimbursable and therefore not considered by management when analyzing the operating performance of our development consulting services business.

Management services

For the year ended December 31, 2013, revenue from our management services segment represented approximately 2.1% of our total revenues, excluding operating expense reimbursements and other adjustments/eliminations included in our segment reporting. We provide management services for collegiate housing communities owned by educational institutions, charitable foundations, EROP and others. Our management services typically cover all aspects of community operations, including residence life and student development, marketing, leasing administration, strategic relationships, information systems and accounting services. We provide these services pursuant to multi-year management agreements under which management fees are typically 3 – 5% of leasing revenue. These agreements usually have an initial term of two to five years with renewal options of like terms. As part of the management agreements, there are certain payroll and related expenses we pay on behalf of the property owners. These costs are included in reimbursable operating expenses and are required to be reimbursed to us by the property owners. We recognize the expense and revenue related to these reimbursements when incurred. These operating expenses are wholly reimbursable and therefore not considered by management when analyzing the operating performance of our management services business.

Trends and Outlook

Rents and occupancy

We manage our communities to maximize revenues, which are primarily driven by two components: rental rates and occupancy. We customarily adjust rental rates in order to maximize revenues, which in some cases results in a lower occupancy rate, but in most cases results in stable or increasing revenue from the community. As a result, a decrease in occupancy may be offset by an increase in rental rates and may not be material to our operations. Periodically, certain of our markets experience increases in new on-campus collegiate housing provided by colleges and universities and off-campus collegiate housing provided by private owners. This additional collegiate housing both on and off campus can create competitive pressure on rental rates and occupancy.

Over the last couple of years, there has been an increase in supply across the student housing industry. In the markets we serve, we are projecting a 2.2% increase in supply in 2014, which is consistent with the level of new supply added in 2013. This growth in student housing beds is slightly outpacing enrollment growth in those markets where the 3-year compounded annual growth rate in enrollment is 1.4%. Although these statistics in themselves are not favorable, we feel that it does not reflect the pent-up demand that exists in college communities for new, purpose-built student housing product, where students are moving out of old, outdated housing and into the newer communities with more amenities. We believe that the 5% growth in same store revenue we achieved in our last leasing cycle for the 2013-2014 academic year and our strong start to preleasing for the 2014-2015 academic year as well as other market data support this point. As a result, we believe that the growth characteristics of our portfolio, which has produced a compounded annual growth rate of 4.3% over the last four years, has not changed significantly.
We define our same-community portfolio as properties that were owned and operating for the full year ended December 31, 2013 and 2012 and are not conducting or planning to conduct substantial development or redevelopment activities and are not classified as discontinued operations. The collegiate housing community referred to as 3949 at Saint Louis University is excluded from our same-community portfolio as it was damaged by fire on July 17, 2012. The community was insured and reopened in August 2013. 3949 is the only community excluded from same-community as a result of redevelopment activities. Our communities’ occupancy rates are typically stable during the August to July academic year but are susceptible to fluctuation at the commencement of each new academic year. For the year ended December 31, 2013, same-community revenue per available bed increased to $506 and same-community physical occupancy decreased to 90.1%, compared to same-community revenue per available bed of $500 and same-community physical occupancy of 91.4% for the year ended

December 31, 2012. The results represent averages for our same-community portfolio, which are not necessarily indicative of every community in the portfolio. Individual communities can and do perform both above and below these averages, and, at times, an individual community may experience a decline in total revenue due to local university and economic conditions. Our management focus is to assess these situations and address them quickly in an effort to minimize our exposure and reverse any negative trends.

The same-community portfolio opened the 2013/2014 lease term with a 5.0% increase in rental revenue. Opening occupancy was up 300 basis points to 94.1% and net rental rates were 2.0% above the prior lease term. New-communities opened the 2013/2014 with an average occupancy of 95.1%, with four out of five of the 2013 development communities opening at or above 100% occupancy.

Development consulting services

Prior to the recent recession, EROP historically earned more than $5.0 million annually in third-party development revenue. However, as a result of a deterioration in the credit markets, which began in late 2008, financing of new projects became harder to obtain, and our third-party development revenue declined from $8.2 million for the year ended December 31, 2009 to $2.5 million in 2010 and then rebounded to $4.1 million in 2011 before declining to $0.8 million for the year ended December 31, 2012. For the year ended December 31, 2013, third-party development revenue was $3.0 million. Beginning in the summer of 2010, our development team began seeing improvement in the credit markets and an increase in interest from colleges and universities that are considering new collegiate housing. We also continue to receive requests for proposals on new development projects. Although volume has returned to the market, we would not expect our future run rate of third-party development fees to return to the levels achieved in 2009.

We develop collegiate housing communities for our ownership, and we plan to increase self-development activity going forward. The On-Campus Equity Plan, or The ONE PlanSM, is our private equity program for universities, which allows universities to use our equity and financial stability to develop and revitalize campus housing while preserving their credit capacity for other campus projects. This program is designed to provide our equity to solve a university’s housing needs through a ground lease structure where EROP owns the land improvements and operates the community. Others in the industry have similar programs and to date we have ten ONE PlanSM projects completed or underway. In December 2011, EROP was selected by the University of Kentucky, or UK, to negotiate the potential revitalization of UK's entire campus housing portfolio and expansion of UK's campus housing portfolio to more than 9,000 beds within five to seven years, which we refer to as the UK Campus Housing Revitalization Plan. Construction on Phase I of the UK Campus Revitalization Plan, a 601-bed community called Central Hall I & II opened in August 2013 with all beds leased. Construction of Phase II, which includes four communities with 2,381 beds and a total project cost of approximately $138.0 million, is well underway for a summer 2014 opening. In May 2013, the Capital Projects and Bond Oversight Committee of the Kentucky Legislature provided the final required approval to proceed with Phase II-B, the next phase of the UK Campus Housing Revitalization Plan. With a total project cost of $101.2 million, this phase of the project is expected to be delivered in 2015 and will include 1,610 beds in three buildings. The UK Board of Trustees recently approved the 2016 deliveries, comprising 1,141 beds at a total cost of $83.9 million. We view our entry into the partnership with UK as a defining moment, not only for us, but also for our industry. Most state universities face many of the same challenges as UK, including reduced support from constrained state budgets, aged on-campus housing and demands on institutional funds for academic and support services. This declining state support for higher education is the norm rather than the exception. These external factors provide a great opportunity for us. The volume of discussions we are having with other universities has increased over the last year as additional universities investigate this type of structure to replace their aging on-campus housing stock. We expect the volume of true third-party fee development contracts to be impacted as more universities avail themselves of this new program.

While considering the possible shift in the type of projects universities pursue, the amount and timing of future revenue from development consulting services will be contingent upon our ability to successfully compete in public colleges and universities’ competitive procurement processes, our ability to successfully structure financing of these projects and our ability to ensure completion of construction within committed timelines and budgets. To date, we have completed construction on all of our development consulting projects in time for their targeted occupancy dates.

Collegiate housing operating costs

For the last four years, excluding the increase in 2013, same-community operating expenses have either declined or increased no more than 2.9%. For the year ended December 31, 2013, same-community operating expenses increased approximately 4.2%. This increase was mainly driven by higher marketing costs and real estate taxes. We expect full year same-community operating expenses to increase between 3.0-4.0% going forward, which we believe is a reasonable level of growth for the foreseeable future.

General and administrative costs

General and administrative costs for the year ended December 31, 2013 were $7.1 million (before development pursuit costs and acquisition costs), an increase of $0.3 million, or 4.1%, when compared to the same period in the prior year. This increase was the result of salary and general inflationary increases. With the 21% growth in gross assets in 2013 and anticipated 17% growth in gross assets in 2014, we expect general and administrative costs to continue to increase.

Asset repositioning and capital recycling

Since the beginning of 2010, we have made a concerted effort to reposition and improve our owned portfolio with most of the significant process completed prior to 2013. These efforts include the following transactions:

•	In 2010 and 2011, we sold a total of twelve communities for a combined sales price of $112.8 million. These communities were located at mostly smaller universities with limited barriers to entry;

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Between November 2010 and January 2012, we purchased $256.0 million of assets within walking distance of universities such as the University of Virginia, University of California–Berkeley, University of Notre Dame, Texas Christian University and Saint Louis University;

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In 2012, we sold three communities, The Reserve at Star Pass and NorthPointe, both serving the University of Arizona, and The Reserve on Frankford, serving Texas Tech University for net cash proceeds of approximately $67.3 million (see Note 5 to the accompanying consolidated financial statements);

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In 2012, we purchased the collegiate housing community referred to as The Province, adjacent to the campus of East Carolina University, for $50.0 million in cash, The District on 5th, within walking distance of the University of Arizona, for $66.4 million in cash, Campus Village, adjacent to Michigan State University, for $20.9 million in cash, The Province, adjacent to Kent State University for $45.0 million in cash, and The Centre and The Suites at Overton Park, both adjacent to Texas Tech University, for a combined $25.5 million in cash and $48.5 million in assumed debt (see Note 4 to the accompanying consolidated financial statements);

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In June 2013, we sold College Grove collegiate community serving Middle Tennessee State University for net cash proceeds of approximately $20.2 million (see Note 5 to the accompanying consolidated financial statements);

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In the third quarter of 2013, we purchased The Cottages at Lindberg serving Purdue University and The Retreat at State College serving Pennsylvania State University for a combined $91.2 million in cash and purchased our joint venture partner's 10% noncontrolling interest in the collegiate housing community referred to as East Edge located near the University of Alabama for $6.9 million in cash (see Note 4 to the accompanying consolidated financial statements);

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In December 2013, we purchased The Varsity collegiate housing community serving University of Michigan for a purchase price of $54.0 million. We assumed $32.4 million of construction debt related to this acquisition (see Note 4 to the accompanying consolidated financial statements);

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In December 2013, we sold The Pointe at Western collegiate housing community located in Kalamazoo, Michigan for a net cash proceeds of $20.0 million after closing costs (see Note 5 of the accompanying consolidated financial statements);

•	We are investing in a joint venture to develop a collegiate housing property referred to as The Marshall at the University of Minnesota with our share of anticipated project costs of $47.0 million;

•	We are investing in a joint venture to develop a collegiate housing property referred to as Georgia Heights at the University of Georgia with our share of anticipated project costs of $27.8 million;

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In 2013, we completed five development projects for our ownership with project costs of $192.4 million within walking distance of universities such as Arizona State University, University of Connecticut and University of Mississippi and directly on the campuses of University of Kentucky and the University of Texas at Austin;

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We have eleven active development projects that we are developing for our ownership with anticipated aggregate project costs of $398.3 million within walking distance of universities such as the University of Colorado, University of Connecticut and Duke University and directly on the campus of University of Kentucky (see Note 4 to the accompanying consolidated financial statements);

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We entered into a presale agreement at Florida International University adjacent to Florida International University, in Miami, FL. The $43.5 million acquisition is subject to completion of the project in time for fall 2014 occupancy;

•	Over the last three years we have improved our portfolio's median distance to edge of campus from 0.8 miles to 0.1 miles; and

•	Over the last three years, including communities in our development pipeline, we have increased our average rental rate from $410 to $624 per bed.

See Note 18 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for subsequent events related to asset repositioning and capital recycling.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions in certain circumstances that affect amounts reported in our financial statements and related notes. In preparing these financial statements, management has utilized all available information, including its past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. The ultimate outcome anticipated by management in formulating its estimates may not be realized. Application of the critical accounting policies below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In addition, other companies in similar businesses may utilize different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those companies. For a discussion of our significant accounting policies, see Note 2 of the consolidated financial statements included in Exhibit 99.1 of this Form 8-K.

Collegiate housing leasing revenue recognition

Collegiate housing leasing revenue is comprised of all revenues related to the leasing activities at our collegiate housing communities and includes revenues from leasing apartments by the bed, food services, parking space rentals and certain ancillary services.

Students are required to execute lease contracts with payment schedules that vary from per semester to monthly. Generally, a parental guarantee must accompany each executed contract. Receivables are recorded when due, while leasing revenue and related lease incentives/concessions and nonrefundable application and service fees are recognized on a straight-line basis over the term of the contracts. Balances are considered past due when payment is not received on the contractual due date. Allowances for doubtful accounts are established by management when it is determined that collection is doubtful.

Revenue and cost recognition of development consulting services

Costs associated with the pursuit of third-party development consulting contracts are expensed as incurred until such time as we have been notified of a contract award or reimbursement that has been otherwise guaranteed by the customer. At such time, the reimbursable portion of such costs is recorded as a receivable. Development consulting revenues are recognized using the percentage of completion method as determined by construction costs incurred relative to the total estimated construction costs. Occasionally, our development consulting contracts include a provision whereby we can participate in project savings resulting from our successful cost management efforts. We recognize these revenues once all contractual terms have been satisfied and we have no future performance requirements. This typically occurs after construction is complete. Costs associated with development consulting services are expensed as incurred. We generally receive a significant percentage of our fees for development consulting services upon closing of the project financing, a portion of the fee over the construction period and the balance upon substantial completion of construction. Because revenue from these services is recognized for financial reporting purposes utilizing the percentage of completion method, differences occur between amounts received and revenues recognized. Differences also occur between amounts recognized for tax purposes and those recognized for financial reporting purposes.

We also periodically enter into joint venture arrangements whereby we provide development consulting services to third-party collegiate housing owners in an agency capacity. We recognize our portion of the earnings in each joint venture based on our ownership interest, which is reflected after net operating income in our condensed consolidated statement of operations as equity in earnings (losses) of unconsolidated entities. Our revenue and operating expenses could fluctuate from period to period based on the extent to which we utilize joint venture arrangements to provide third-party development consulting services.

Collegiate housing property acquisitions and dispositions

Land, land improvements, buildings and improvements and furniture, fixtures and equipment are recorded at cost. Buildings and improvements are depreciated over 15 to 40 years, land improvements are depreciated over 15 years and furniture, fixtures, and equipment are depreciated over 3 to 7 years. Depreciation is computed using the straight-line method for financial reporting purposes.

Results of operations for acquired collegiate housing communities are included in EROP’s results of operations from the respective dates of acquisition. Appraisals, estimates of cash flows and other valuation techniques are used to allocate the purchase price of acquired property between land, land improvements, buildings and improvements, furniture, fixtures and equipment and identifiable intangibles such as amounts related to in-place leases. EROP recognizes pre-acquisition costs, which include legal and professional fees and other third-party costs related directly to the acquisition of a community when they are incurred.

Management assesses impairment of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management uses an estimate of future undiscounted cash flows of the related asset based on its intended use to determine whether the carrying value is recoverable. If we determine that the carrying value of an asset is not recoverable, the fair value of the asset is estimated and an impairment loss is recorded to the extent the carrying value exceeds estimated fair value (see Note 2 to the accompanying consolidated financial statements). Management estimates fair value using discounted cash flow models, market appraisals if available, and other market participant data.

When a collegiate housing community has met the criteria to be classified as held for sale, the fair value less cost to sell such asset is estimated. If fair value less cost to sell the asset is less than the carrying amount of the asset, an impairment charge is recorded for the estimated loss. Depreciation expense is no longer recorded once a collegiate housing community has met the held for sale criteria. The related carrying value of the community is recorded as held for sale in the accompanying consolidated balance sheet and operations of collegiate housing communities that are sold or classified as held for sale are recorded as part of discontinued operations for all periods presented.

Repairs and maintenance

The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset beyond one year are capitalized and depreciated over the remaining useful life of the asset. Planned major repair, maintenance and improvement projects are capitalized when performed. In some circumstances, the lenders require us to maintain a reserve account for future repairs and capital expenditures. These amounts are not available for current use and are recorded as restricted cash on our accompanying consolidated balance sheets.

Use of estimates

Significant estimates and assumptions are used by management in determining the recognition of third-party development consulting revenue under the percentage of completion method, useful lives of collegiate housing assets, the valuation of goodwill, the initial valuations and underlying allocations of purchase price in connection with collegiate housing property acquisitions, the determination of fair value for impairment assessments and in recording the allowance for doubtful accounts. Actual results could differ from those estimates.

We review our assets, including our collegiate housing communities, communities under development and goodwill for potential impairment indicators whenever events or circumstances indicate that the carrying value might not be recoverable. Impairment indicators include, but are not limited to, declines in our market capitalization, overall market factors, changes in cash flows, significant decreases in net operating income and occupancies at our operating properties, changes in projected completion dates of our development projects and sustainability of development projects. Our tests for impairment are based on the most current information available and if conditions change or if our plans regarding our assets change, it could result in additional impairment charges in the future. However, based on our plans with respect to our operating properties and those under development, we believe the carrying amounts are recoverable.

Results of Operations for the Years Ended December 31, 2013 and 2012

The following table presents our results of operations for the years ended December 31, 2013 and 2012 (amounts in thousands):

	Year ended December 31,
	2013	2012	Change ($)	Change (%)
Collegiate Housing Leasing:
Collegiate housing leasing revenue	$167,476	$124,087	$43,389	35.0%
Student housing leasing operations	79,957	59,524	20,433	34.3%
Net operating income	$87,519	$64,563	$22,956	35.6%

Development Consulting Services:
Third-party development consulting services	$3,759	$1,018	$2,741	269.3%
General and administrative	4,027	3,528	499	14.1%
Net operating loss	$(268)	$(2,510)	$2,242	(89.3)%

Management Services:
Third-party management services	$3,697	$3,446	$251	7.3%
General and administrative	2,450	2,779	(329)	(11.8)%
Net operating income	$1,247	$667	$580	87.0%

Reconciliations:
Segment revenue	$174,932	$128,551	$46,381	36.1%
Operating expense reimbursements	10,214	9,593	621	6.5%
Eliminations / adjustments(1)	(770)	(198)	(572)	288.9%
Total revenues	$184,376	$137,946	$46,430	33.7%

Segment operating expenses	$86,434	$65,831	$20,603	31.3%
Reimbursable operating expenses	10,214	9,593	621	6.5%
Eliminations / adjustments(1)	—	(44)	44	(100.0)%
Total operating expenses	$96,648	$75,380	$21,268	28.2%

Segment net operating income	$87,728	$62,566	$25,162	40.2%
Other unallocated general and administrative expenses	(7,678)	(7,913)	235	(3.0)%
Depreciation and amortization	(48,098)	(33,240)	(14,858)	44.7%
Ground lease	(7,622)	(6,395)	(1,227)	19.2%
Nonoperating expenses	(18,837)	(15,322)	(3,515)	22.9%
Equity in earnings (losses) of unconsolidated entities	(203)	(363)	160	(44.1)%
Income (loss) before income taxes and discontinued operations	$5,290	$(667)	$5,957	(893.1)%

(1) The eliminations / adjustments to segment revenues eliminate the deferred development fee on the participating project at the Science + Technology Park at Johns Hopkins, which is not recognized in the accompanying consolidated financial statements. The eliminations / adjustments to segment expenses eliminate internal development costs incurred relating to the development services on the participating project.

Collegiate housing leasing

Collegiate housing operating statistics for owned communities and same-communities for the years ended December 31, 2013 and 2012 were as follows:

	Year Ended December 31, 2013(9)	Year Ended December 31, 2012(9)	Favorable (Unfavorable)
Owned communities:
Occupancy
Physical(1)	90.3%	90.9%	(60) bps
Economic(2)	86.4%	87.5%	(110) bps
NarPAB(3)	$513	$477	$36
Other income per avail. bed(4)	$42	$36	$6
RevPAB(5)	$555	$513	$42
Operating expense per bed(6)	$265	$246	$(19)
Operating margin(7)	52.3%	52.0%	30 bps
Design Beds(8)	301,636	242,122	59,514
Same-communities(10):
Occupancy
Physical(1)	90.1%	91.4%	(130) bps
Economic(2)	85.3%	87.0%	(170) bps
NarPAB(3)	$475	$468	$7
Other income per avail. bed(4)	$31	$32	$(1)
RevPAB(5)	$506	$500	$6
Operating expense per bed(6)	$249	$239	$10
Operating margin(7)	51.0%	52.3%	(130) bps
Design Beds(8)	222,494	222,494	—

(1)Represents a weighted average of the month-end occupancies for the respective period.
(2)Represents the effective occupancy calculated by taking net apartment rent accounted for on a GAAP basis for the respective period divided by market rent for the respective period.
(3)Net apartment rent per available bed ("NarPAB") represents GAAP net apartment rent for the respective period divided by the sum of the design beds in the portfolio for each of the included periods.
(4)Represents other GAAP-based income for the respective period divided by the sum of the design beds in the portfolio for each of the included months. Other income includes service/application fees, late fees, termination fees, parking fees, transfer fees, damage recovery, utility recovery and other miscellaneous fees.
(5)Revenue per available bed ("RevPAB") represents total revenue (net apartment rent plus other income) for the respective period divided by the sum of the design beds in the portfolio for each of the included periods.
(6)Represents property-level operating expense excluding management fees, depreciation and amortization and ground/facility lease fees divided by the sum of the design beds for each of the included periods.
(7)Represents operating income divided by revenue.
(8)Represents the sum of the monthly design beds in the portfolio during the period. Design beds are total beds (including staff and model beds) in the portfolio.
(9)This information excludes property information related to discontinued operations.
(10)Represents operating statistics for communities that were owned by us and were operating for the full years ended December 31, 2013 and 2012.

Total revenue in the collegiate housing leasing segment was $167.5 million for the year ended December 31, 2013. This represents an increase of $43.4 million, or 35.0%, from the same period in 2012. This increase included $42.0 million of revenue related to 18 new communities, which increased the portfolio to nearly 28,000 beds, and $1.4 million of revenue from a 1.2% increase in same-community revenue. The same-community revenue growth includes essentially flat revenue from the previous lease term then ended in July 2013 and a 5% increase in revenue from the current lease term that started in August. The growth in revenue for the 2013-2014 lease term included a 2.7% increase in net rental rates and a 2.5% improvement in occupancy, partially offset by a 0.3% decline in other income.

Operating expenses in the collegiate housing leasing segment increased $20.4 million, or 34.3%, to $80.0 million for the year ended December 31, 2013 as compared to the same period in 2012. The 18 new communities added $18.2 million of operating expenses over the same period in the prior year. In addition, same-community operating expenses increased $2.2 million, or 4.2%, over the same period in the prior year.

Development consulting services

The following table represents the development consulting projects that were active during the years ended December 31, 2013 and 2012:

			Segment Revenues
Project	Beds	Fee Type	2013	2012	Difference
			(in thousands)
Centennial Hall	454	Development fee	$—	$182	$(182)
West Chester University of Pennsylvania – Phase II	653	Development fee	934	—	934
East Stroudsburg University of Pennsylvania – Phase II	488	Development fee	—	136	(136)
Mansfield University of Pennsylvania	634	Development fee	—	35	(35)
Mansfield University of Pennsylvania – Phase II	684	Development fee	1,361	417	944
Wichita State University	784	Development fee	614	—	614
Miscellaneous consulting fees	—	Consulting fee	80	50	30
Third-party development consulting services total			2,989	820	2,169
Participating project – Science + Technology Park at Johns Hopkins	572	Development fee	770	198	572
Development consulting services total			$3,759	$1,018	$2,741

Development consulting services revenue increased $2.7 million to $3.8 million for the year ended December 31, 2013 as compared to the same period in 2012. As disclosed in the table above, third-party development consulting revenue increased $2.2 million primarily due to continued progress on the Mansfield University of Pennsylvania - Phase II project. Also in 2013, EROP began development consulting and construction oversight services on the projects at West Chester University of Pennsylvania - Phase II and Wichita State University, which contributed to the total increase in development consulting services revenue from 2012. The Science + Technology Park at Johns Hopkins (see Note 2 to the accompanying consolidated financial statements) contributed $0.6 million to the increase in development revenue due to the participation in project savings resulting from successful cost management efforts. Because EROP is guaranteeing the construction loan and extending a second mortgage to the development with an initial fixed interest rate of 10%, all revenue on the project is being deferred in the accompanying consolidated financial statements until the second mortgage is repaid and EROP no longer guarantees the debt. Since management considers these fees when assessing the performance of the segment, they are included in the segment revenue above and eliminated in the segment revenue reconciliations. If the construction loan and second mortgage had been repaid prior to December 31, 2013, EROP would have recognized development services revenue net of costs of $2.6 million (including participation in cost savings of $0.8 million), guarantee fee revenue of $3.0 million and interest income of $5.6 million since the commencement of the project. We anticipate the repayment of the $18.0 million second mortgage loan made to the Johns Hopkins participating development during 2014. If this occurs we would recognize the deferred development fees, deferred interest income, and the guarantee fee at that time.

General and administrative expenses for the segment increased $0.5 million, or 14.1%, for the year ended December 31, 2013 compared to the prior year. This increase is primarily attributable to the increase in active development projects. Internal development project costs related to the Science + Technology Park at Johns Hopkins Medical Institute discussed above are deferred in the accompanying condensed consolidated financial statements until revenue associated with this project is recognized. As such, these expenses are eliminated in the reconciliation of segment operating expenses of the segment financial statements.

Management services

Total management services revenue increased $0.3 million, or 7.3%, for the year ended December 31, 2013 when compared to the same period in 2012. This increase is due to the management contract for the Science + Technology Park at Johns Hopkins discussed above, for which development was completed in August of 2012, and we received a full year of management fees in 2013, and a net increase in fees from existing contracts offset by the loss of two management contracts, one of which EROP chose to terminate.

General and administrative expenses for our management services segment decreased $0.3 million, or 11.8%, for the year ended December 31, 2013 compared to the same period in the prior year primarily due to the leveraging of our management services department as we increase the communities in our combined portfolio.

Other unallocated general and administrative expenses

Other unallocated general and administrative expenses decreased $0.2 million, or 3.0%, during the year ended December 31, 2013 over the same period in the prior year primarily due to efficiencies gained in association with the growth of our owned portfolio.

Depreciation and amortization

Depreciation and amortization increased $14.9 million, or 44.7%, during the year ended December 31, 2013 over the same period in the prior year. This increase relates primarily to the 18 new properties (acquisitions or developments) opened since January 1, 2012 as discussed above.

Ground lease expense

For the year ended December 31, 2013, the cost of ground leases increased $1.2 million or 19.2%, compared to the same period in the prior year, due to the opening of Campus West at Syracuse University in the fall of 2012, the acquisition of Campus Village at Michigan State University in the fourth quarter of 2012, the increase in ground lease expense at the GrandMarc at Westberry Place at Texas Christian University during 2013, and the opening of 2400 Nueces at the University of Texas at Austin and Central Hall I & II at the University of Kentucky in the fall of 2013. EROP owns and operates the 2400 Nueces and Central Hall I & II communities under long-term ground leases with the respective universities. The ground lease on the GrandMarc at Westberry Place community is subject to a 53-year ground lease with a fixed-floor annual rent increase. We recognize ground lease expense on a straight-line basis over the life of the lease.

Nonoperating expenses

For the year ended December 31, 2013, nonoperating expenses increased $3.5 million, or 22.9%, as compared to the same period in the prior year. This increase relates primarily to a $3.1 million increase in interest expense associated with the increase in net borrowings on the Fourth Amended Revolver (as defined below) of $277.9 million during 2013.

Results of Operations for the Years Ended December 31, 2012 and 2011

The following table presents our results of operations for the years ended December 31, 2012 and 2011 (amounts in thousands):

	Year ended December 31,
	2012	2011	Change ($)	Change (%)
Collegiate Housing Leasing:
Collegiate housing leasing revenue	$124,087	$91,517	$32,570	35.6%
Student housing leasing operations	59,524	44,892	14,632	32.6%
Net operating income	$64,563	$46,625	$17,938	38.5%

Development Consulting Services:
Third-party development consulting services	$1,018	$5,682	$(4,664)	(82.1)%
General and administrative	3,528	2,998	530	17.7%
Net operating income (loss)	$(2,510)	$2,684	$(5,194)	(193.5)%

Management Services:
Third-party management services	$3,446	$3,336	$110	3.3%
General and administrative	2,779	2,667	112	4.2%
Net operating income	$667	$669	$(2)	(0.3)%

Reconciliations:
Segment revenue	$128,551	$100,535	$28,016	27.9%
Operating expense reimbursements	9,593	8,604	989	11.5%
Eliminations / adjustments(1)	(198)	(1,579)	1,381	(87.5)%
Total revenues	$137,946	$107,560	$30,386	28.3%

Segment operating expenses	$65,831	$50,557	$15,274	30.2%
Reimbursable operating expenses	9,593	8,604	989	11.5%
Eliminations / adjustments(1)	(44)	(75)	31	(41.3)%
Total operating expenses	$75,380	$59,086	$16,294	27.6%

Segment net operating income	$62,566	$48,474	$14,092	29.1%
Other unallocated general and administrative expenses	(7,913)	(6,726)	(1,187)	17.6%
Depreciation and amortization	(33,240)	(23,858)	(9,382)	39.3%
Ground lease	(6,395)	(5,498)	(897)	16.3%
Nonoperating expenses	(15,322)	(18,647)	3,325	(17.8)%
Equity in earnings (losses) of unconsolidated entities	(363)	(447)	84	(18.8)%
Loss before income taxes and discontinued operations	$(667)	$(6,702)	$6,035	(90.0)%

(1) The eliminations / adjustments to segment revenues eliminate the deferred development fee on the participating project at the Science + Technology Park at Johns Hopkins, which is not recognized in the accompanying consolidated financial statements. The eliminations / adjustments to segment expenses eliminate internal development costs incurred relating to the development services on the participating project.

Collegiate housing leasing

Collegiate housing operating statistics for owned communities and same-communities for the years ended December 31, 2012 and 2011 were as follows:

	Year Ended December 31, 2012(9)	Year Ended December 31, 2011(9)	Favorable (Unfavorable)
Owned communities:
Occupancy
Physical(1)	90.9%	91.8%	(90) bps
Economic(2)	87.5%	87.8%	(30) bps
NarPAB(3)	$477	$430	$47
Other income per avail. bed(4)	$36	$26	$10
RevPAB(5)	$513	$456	$57
Property operating expense per bed(6)	$246	$224	$22
Operating margin(7)	52.0%	50.9%	110 bps
Design Beds(8)	242,122	200,783	41,339
Same communities(10):
Occupancy
Physical(1)	92.0%	93.2%	(120) bps
Economic(2)	88.0%	88.4%	(40) bps
NarPAB(3)	$435	$417	$18
Other income per avail. bed(4)	$26	$25	$1
RevPAB(5)	$461	$442	$19
Property operating expense per bed(6)	$232	$223	$(9)
Operating margin(7)	49.7%	49.4%	30 bps
Design Beds(8)	185,729	185,729	$—

(1)	Represents a weighted average of the month-end occupancies for the respective period.

(2)	Represents the effective occupancy calculated by taking net apartment rent accounted for on a GAAP basis for the respective period divided by market rent for the respective period.

(3)	Represents GAAP net apartment rent for the respective period divided by the sum of the design beds in the portfolio for each of the included periods.

(4)
Represents other GAAP-based income for the respective period divided by the sum of the design beds in the portfolio for each of the included periods. Other income includes service/application fees, late fees, termination fees, parking fees, transfer fees, damage recovery, utility recovery and other miscellaneous fees.

(5)	Represents total revenue (net apartment rent plus other income) for the respective period divided by the sum of the design beds in the portfolio for each of the included periods.

(6)
Represents property-level operating expense excluding management fees, depreciation and amortization and ground/facility lease fees divided by the sum of the design beds for each of the included periods.

(7)	Represents operating income divided by revenue.

(8)	Represents the sum of the monthly design beds in the portfolio during the period. Design beds are total beds (including staff and model beds) in the portfolio.

(9)	This information excludes property information related to discontinued operations.

(10)	Represents operating statistics for communities that were operating for the full years ended December 31, 2012 and 2011.

Total revenue in the collegiate housing leasing segment was $124.1 million for the year ended December 31, 2012, an increase of $32.6 million, or 35.6%, from the same period in 2011. This increase included $29.0 million related to the properties acquired during 2011 and 2012 or properties under development that opened in the fall of 2012, and $3.5 million from a 4.3% increase in same-community revenue. The same-community revenue growth was driven by a 5.3% increase in net rental rates, a 1.3% decline in occupancies, and a 0.3% increase in other rental revenue.

Operating expenses in the collegiate housing leasing segment increased $14.6 million, or 32.6%, to $59.5 million for the year ended December 31, 2012 as compared to the same period in 2011. The properties acquired during 2011 and 2012 or properties under development that opened in the fall of 2012 added $13.0 million of operating expenses over the prior year. In addition, same-community operating expenses increased $1.6 million, or 3.9%, over the same period in the prior year.

Development consulting services

The following table represents the development consulting projects that were active during the years ended December 31, 2012 and 2011:

		Segment Revenues
Project	Beds	2012	2011	Difference
		(in thousands)
Indiana University of Pennsylvania Phase IV	596	$—	$456	$(456)
Colorado State University – Pueblo II	500	—	1	(1)
Centennial Hall	454	182	273	(91)
East Stroudsburg University	969	136	1,886	(1,750)
Mansfield University of Pennsylvania	634	35	1,362	(1,327)
Mansfield University of Pennsylvania Phase II	684	417	—	417
Miscellaneous consulting fees	—	50	125	(75)
Third-party development consulting services total		820	4,103	(3,283)
Participating project – Science + Technology Park at Johns Hopkins	572	198	1,579	(1,381)
Development consulting services total		$1,018	$5,682	$(4,664)

Development consulting services revenue decreased $4.7 million, or 82.1%, to $1.0 million for the year ended December 31, 2012 as compared to the same period in 2011. Third-party development consulting revenue decreased $3.3 million from the prior year due to less development activity on two active third-party development consulting projects offset by $0.5 million of revenue related to the Mansfield University of Pennsylvania - Phase II project which was begun in the third quarter of 2012. The Science + Technology Park at Johns Hopkins (see Note 2 to the accompanying consolidated financial statements) contributed $1.4 million to the decline in revenue as the project was completed early in third quarter of 2012. Due to the fact EROP is guaranteeing the construction loan and extending a second mortgage to the development, all revenue on the project is being deferred in the accompanying consolidated financial statements until the second mortgage is repaid and EROP no longer guarantees the debt. Since management considers these fees when assessing the performance of the segment, they are included in the segment revenue above and eliminated in the segment revenue reconciliations. If the construction loan and second mortgage had been repaid prior to December 31, 2012, EROP would have recognized development services revenue net of costs of $1.9 million, guarantee fee revenue of $3.0 million and interest income of $3.8 million since the commencement of the project.

General and administrative expenses for the segment increased $0.5 million, or 17.7%, for the year ended December 31, 2012 compared to the same period in the prior year. This increase is primarily due to additional payroll costs, net of capitalized payroll on owned developments, related to the increased development activity. Internal development project costs related to the Science + Technology Park at Johns Hopkins discussed above are deferred in the accompanying consolidated financial statements until the revenue associated with this project is recognized. As such, these expenses are included in the segment operating expenses above and eliminated in the segment operating expense reconciliations.

Management services

Total management services revenue increased $0.1 million, or 3.3%, for the year ended December 31, 2012 when compared to the same period in 2011. Existing contracts produced a net increase in fee revenue and five additional contracts, including one community for which development was completed in the fourth quarter of 2011 and four new management contracts added in 2012, further contributed to the increase, which was offset by the loss of three management contracts associated with the sales of the communities.

General and administrative costs for our management services segment increased $0.1 million, or 4.2% for the year ended December 31, 2012 compared to the same period in the prior year primarily due to the growth of the company.

Other unallocated general and administrative expenses

Other unallocated general and administrative expenses increased $1.2 million, or 17.6%, during the year ended December 31, 2012 over the same period in the prior year primarily due to costs associated with the growth of our owned portfolio.

Depreciation and amortization

Depreciation and amortization increased $9.4 million, or 39.3%, during the year ended December 31, 2012 over the same period in the prior year. This increase relates mainly to the purchase of 17 new properties since January 1, 2011 as discussed above.

Ground lease expense

For the year ended December 31, 2012, the cost of ground leases increased $0.9 million, or 16.3%, compared to the same period in the prior year, due to the addition of GrandMarc at Westberry place at Texas Christian University in the fourth quarter of 2011. This community is subject to a 53-year ground lease with a fixed-floor annual rent increase. EROP recognizes ground lease expense on a straight-line basis over the life of the lease.

Nonoperating expenses

For the year ended December 31, 2012, nonoperating expenses decreased $3.3 million, or 17.8%, as compared to the same period in the prior year. Interest expense decreased $2.9 million primarily related to the capitalization of interest in our eleven owned development projects and an $11.2 million net reduction in mortgage and construction debt since December 31, 2011 excluding debt of $48.5 million that was assumed in December 2012 (see Note 10 to the accompanying consolidated financial statements). Also contributing to the decrease was a loss on extinguishment of debt of $0.4 million taken in the first quarter of 2011 related to the repayment of $35.5 million of variable rate debt.

Equity in earnings (losses) of unconsolidated entities

Equity in earnings (losses) of unconsolidated entities represents our share of the net income or loss related to investments in unconsolidated entities that own collegiate housing communities. For the years ended December 31, 2012 and 2011 equity in losses was $0.4 million for both years.

Liquidity and Capital Resources

Fourth Amended Revolver

On January 14, 2013, EROP entered into a Fourth Amended and Restated Credit Agreement, which amended and restated the existing revolving credit facility dated September 21, 2011. The previous facility (the “Third Amended Revolver”) was secured, had a maximum availability of $175 million and was scheduled to mature on September 21, 2014. The Fourth Amended and Restated Credit Agreement is unsecured, had a maximum availability of $375 million and, within the first four years of the agreement, could be expanded to $500 million upon satisfaction of certain conditions. The Fourth Amended and Restated Credit Agreement was scheduled to mature on January 14, 2017.

On October 24, 2013, EROP entered into the First Amendment to the Fourth Amended Revolver (as amended, the "Fourth Amended Revolver"). The amendment increased the maximum borrowing capacity under the facility from $375 million to $500 million with an accordion feature to $700 million, which may be exercised during the first four years subject to satisfaction of certain conditions. The initial maturity date of the Fourth Amended Revolver is January 14, 2018, provided that EROP may extend the maturity date for one year subject to certain conditions.

Availability under the Fourth Amended Revolver, as amended, is limited to a “borrowing base availability” equal to the lesser of (i) 60% of the property asset value (as defined in the agreement) and (ii) the loan amount, which would produce a debt service coverage ratio of no less than 1.40. As of December 31, 2013, our borrowing base was $500.0 million, and we had $356.9 million outstanding under the Fourth Amended Revolver; thus, our remaining borrowing base availability was $143.1 million.

The Trust serves as the guarantor for any funds borrowed by EROP under the Fourth Amended Revolver. The interest rate per annum applicable to the Fourth Amended Revolver is, at EROP’s option, equal to a base rate or the London InterBank Offered Rate (“LIBOR”) plus an applicable margin based upon our leverage. As of December 31, 2013, the interest rate applicable to the Fourth Amended Revolver was 1.57%. If amounts are drawn, due to the fact that the Fourth Amended Revolver bears interest at variable rates, cost approximates the fair value.

The Fourth Amended Revolver contains customary affirmative and negative covenants and contains financial covenants that, among other things, require EROP and its subsidiaries to maintain certain minimum ratios of EBITDA (earnings before payment or charges of interest, taxes, depreciation, amortization or extraordinary items) as compared to interest expense and total fixed charges. The financial covenants also include consolidated net worth and leverage ratio tests. In addition, the Trust is prohibited from making distributions in excess of 95% of funds from operations except to comply with the legal requirements to maintain the its status as a REIT. As of December 31, 2013, we were in compliance with all covenants of the Fourth Amended Revolver.

See Note 18 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for subsequent events related to credit facilities.

Mortgage and construction debt

As of December 31, 2013, EROP had outstanding mortgage and construction indebtedness of $420.4 million (excluding unamortized debt premium of $2.3 million). Of the total, $123.7 million and $69.7 million relates to variable rate construction and mortgage debt, respectively, that is described below, and $57.3 million pertains to outstanding mortgage debt that is secured by the underlying collegiate housing properties or leaseholds bearing interest at fixed rates ranging from 4.16% to 5.60%. The remaining $227.0 million pertains to fixed rate mortgage debt, including $47.7 million related to the purchase of The Suites at Overton Park and The Centre at Overton Park collegiate housing communities (see Note 10 to the accompanying consolidated financial statements). It also includes $9.6 million of debt that is secured by an underlying collegiate housing property bearing interest at a fixed rate of 4.92% and the remaining $169.7 million pertains to the Fannie Mae master secured credit facility that EROP entered into on December 31, 2008 and expanded on December 2, 2009 (the “Master Secured Credit Facility”), which bears interest at a weighted average fixed rate of 5.87%. EROP was in compliance with all financial covenants, including consolidated net worth and liquidity tests, contained in the Master Secured Credit Facility as of December 31, 2013.

Master Secured Credit Facility

The Master Secured Credit Facility was entered into on December 31, 2008 and expanded on December 2, 2009. All notes under the Master Secured Credit Facility contain cross-default provisions; all properties securing the notes are cross-collateralized. EROP was in compliance with all financial covenants, including consolidated net worth and liquidity tests, contained in the Master Secured Credit Facility as of December 31, 2013.

During 2013, EROP prepaid a $14.6 million, five-year note under the Master Secured Credit Facility. The debt had a fixed interest rate of 5.99% and was due to mature on January 1, 2014. Two collegiate housing communities, The Avenue at Southern and Carrollton Crossing, were released from the collateral pool simultaneously with the pay-off. The mortgage debt was repaid with proceeds received from borrowings under the Fourth Amended Revolver and cash on hand.

Mortgage debt

On the maturity date of July 1, 2013, EROP refinanced of the University Towers mortgage debt. The new mortgage debt has a principal balance of $34.0 million and an initial maturity date of July 1, 2016. The loan may be extended for two 12-month periods, after an extension fee of 0.20% on the then-outstanding principal is paid, and if the debt service coverage ratio calculated as of the preceding quarter is at least 1.30 to 1.0. The interest rate per year applicable to the loan is, at the option of EROP, equal to a prime rate plus a 0.50% margin or LIBOR plus a 2.10% margin and is interest only through July 1, 2015. The debt service coverage ratio is to be calculated quarterly on a trailing 12-month basis and is to be no less than 1.25 to 1.00, increasing to 1.30 to 1.0 commencing on September 30, 2016 and thereafter. Loan fees of $0.3 million were paid at closing. As of December 31, 2013, the interest rate applicable to the loan was 2.29%.

In December 2012, in connection with the acquisition of the Suites at Overton Park and the Centre at Overton Park collegiate housing communities, both of which are adjacent to Texas Tech University in Lubbock, Texas, EROP assumed $25.1 million and $23.3 million of fixed rate mortgage debt, respectively. The loan for the Suites at Overton Park bears interest at 4.2% and initially matures on April 1, 2016. The loan for the Centre at Overton Park bears interest at 5.6% and initially matures on January 1, 2017. If no event of default has occurred by the initial maturity dates EROP has the option to extend the maturity dates one year at a base rate plus a 2.5% margin. Principal and interest are paid on a monthly basis for both loans.

As of December 31, 2013, EROP had outstanding variable rate mortgage debt of $35.7 million that was assumed in connection with the acquisition of the GrandMarc at Westberry Place collegiate housing community located at Texas Christian University. The interest rate per year applicable to the loan is equal to a base rate plus a 4.85% margin, in total not to exceed 7.5% per year, and principal and interest are paid on a monthly basis. The loan matures on January 1, 2020. As of December 31, 2013, the interest rate applicable to the loan was 5.02%. In January 2014, this loan was prepaid in full (see Note 18 to the accompanying consolidated financial statements).

During the year ended December 31, 2012, EROP repaid in full $27.0 million of mortgage debt secured by the collegiate housing community referred to as The Lofts located near the University of Central Florida in Orlando, Florida. The debt had a fixed interest rate of 5.59% and was due to mature in May 2014. During the year ended December 31, 2012, EROP also repaid $10.2 million and $4.1 million on construction loans related to the development of a wholly-owned collegiate housing community near Southern Illinois University (The Reserve at Saluki Pointe-Carbondale). The loans bore interest equal to LIBOR plus 110 and 200 basis point margins, respectively, and were due to mature on June 28, 2012. The mortgage debt and construction loans were repaid with proceeds from the Third Amended Revolver and cash on hand.

During the year ended December 31, 2012, EROP repaid in full $34.0 million of mortgage debt secured by the collegiate housing community referred to as Campus Lodge located near the University of Florida in Gainesville, Florida. The debt had a fixed interest rate of 6.97%, an effective interest rate of 5.48% and was due to mature in May 2012. The mortgage debt was repaid with cash on hand.

See Note 18 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for subsequent events related to the repayment of mortgage loans.

Construction loans

In connection with the acquisition of The Varsity serving the University of Michigan (see Note 4) during the year ended December 31, 2013, EROP assumed a construction loan in the amount of $32.4 million. The interest rate per year applicable to the loan is equal to LIBOR plus a 2.25% margin and is interest only through August 1, 2015. As of December 31, 2013, the interest rate applicable to the loan was 2.42%. On August 1, 2015, if certain conditions for extension are met, EROP has the option to extend the loan until August 1, 2017. During the extension period, if applicable, principal and interest are to be repaid on a monthly basis.

As of December 31, 2013, EROP had borrowed $31.4 million on a construction loan related to the development of the first two phases of a wholly-owned collegiate housing community in Storrs, Connecticut (The Oaks on the Square - Phase I and II). The interest rate per year applicable to the loan is, at the option of EROP, equal to a base rate plus a 1.25% margin or LIBOR plus a 2.25% margin and is interest only through October 30, 2015. As of December 31, 2013, the interest rate applicable to the loan was 2.42%. On October 30, 2015, if certain conditions for extension are met, EROP has the option to extend the loan until October 31, 2016. On October 30, 2016, if certain conditions are met, EROP has the option to extend the loan until October 31, 2017. During the extension periods, if applicable, principal and interest are to be repaid on a monthly basis.

As of December 31, 2013, EROP had borrowed $0.2 million on a construction loan related to the development of the third phase of a wholly-owned collegiate housing community in Storrs, Connecticut (The Oaks on the Square - Phase III). The interest rate per year applicable to the loan is, at the option of EROP, equal to a base rate plus a 0.95% margin or LIBOR plus a 1.95% margin and is interest only through September 11, 2017. As of December 31, 2013, the interest rate applicable to the loan was 2.1%. On September 11, 2017, if certain conditions for extension are met, EROP has the option to extend the loan until September 11, 2018. On September 11, 2018, if certain conditions are met, EROP has the option to extend the loan until September 11, 2019. During the extension periods, if applicable, principal and interest are to be repaid on a monthly basis.

As of December 31, 2013, EROP had borrowed $27.1 million on a construction loan related to the development of a jointly owned collegiate housing community near the University of Mississippi (The Retreat at Oxford). EROP is the majority owner and managing member of the joint venture and began managing the community once it opened in August 2013. The interest rate per year applicable to the loan is, at the option of EROP, equal to a base rate plus a 1.10% margin or LIBOR plus a 2.10% margin and is interest only through June 12, 2015. As of December 31, 2013, the interest rate applicable to the loan was 1.97%. Once the project is complete and a debt service coverage ratio of not less than 1.30 to 1 is maintained, the interest rate will be reduced to a base rate plus a 0.80% margin or LIBOR plus a 1.80% margin at the option of EROP. If certain conditions for extension are met, EROP has the option to extend the loan twice for an additional year. During the extension periods, if applicable, principal and interest are to be repaid on a monthly basis.

As of December 31, 2013, EROP had borrowed $32.6 million on a construction loan related to the development of a jointly owned collegiate housing community near the Arizona State University - Downtown Phoenix campus (Roosevelt Point). EROP is the majority owner and managing member of the joint venture and began managing the community once it opened in August 2013. The loan bears interest equal to LIBOR plus a 225 basis point margin and is interest only through March 20, 2015. As of

December 31, 2013, the interest rate applicable to the loan was 2.44%. On March 20, 2015, if the debt service ratio is not less than 1.35 to 1 and an extension fee of 0.25% of the total outstanding principal is paid to the lender, EROP may extend the loan until March 20, 2016. On March 20, 2016, if the debt service ratio is not less than 1.45 to 1 and an extension fee of 0.25% of the total outstanding principal is paid to the lender, EROP can extend the loan until March 20, 2017. During the first and second extension periods, if applicable, principal and interest are to be repaid on a monthly basis.

On December 23, 2013, EROP repaid in full $33.1 million of construction debt secured by the collegiate housing community referred to as East Edge located near the University of Alabama, in Tuscaloosa, Alabama. The construction loan bore interest equal to LIBOR plus a 240 basis point margin and was due to mature on July 1, 2014. The construction loan was repaid with proceeds from the Fourth Amended Revolver and cash on hand.

On December 23, 2013, EROP also repaid in full $12.3 million of construction debt secured by the collegiate housing community referred to as Campus West located near Syracuse University, in Syracuse, New York. The construction loan bore interest equal to LIBOR plus a 195 basis point margin and was due to mature on December 7, 2014. The construction loan was repaid with proceeds from the Fourth Amended Revolver and cash on hand.

On September 27, 2013, EROP repaid in full $8.4 million of construction debt secured by the collegiate housing community referred to as University Village Apartments on Colvin located near Syracuse University, in Syracuse, New York. The construction loan bore interest equal to LIBOR plus a 110 basis point margin and was due to mature on September 29, 2013. The construction loan was repaid with proceeds from the Fourth Amended Revolver and cash on hand.

See Note 18 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for subsequent events related to the repayment of construction loans.

Liquidity outlook and capital requirements

During the year ended December 31, 2013, we generated $77.4 million of cash from operations, received net proceeds of $16.9 million from the issuance of units to the Trust in connection with the Trust's at-the-market equity distribution program, received proceeds of $40.2 million related to the sale of two collegiate housing communities, borrowed $90.1 million on mortgage and construction loans and borrowed a net $277.9 million on the Fourth Amended Revolver. When combined with $17.0 million of existing cash, we were able to invest $17.2 million of capital into existing communities, acquire three communities for an aggregate of $109.5 million, invest $9.5 million in joint ventures, repay $97.9 million of mortgage and construction debt, invest $215.4 million in assets under development and distribute $48.0 million to our unitholders in order to end the year with approximately $22.1 million in cash.

Our short-term liquidity needs include funds for distributions to our unitholders, including those required to maintain the Trust's REIT status and satisfy our current annual distribution target of $0.44 per unit, funds for capital expenditures, funds for debt repayment and, potentially, funds for new property acquisition and development. We generally expect to meet our short-term liquidity requirements through cash provided by operations, debt refinancing, existing cash, recycling capital through potential asset sales. We believe that these sources of capital will be sufficient to provide for our short-term capital needs. Starting in May of 2013, the valuation of REIT stocks, including the Trust, started to decline and stayed suppressed through the remainder of 2013. These reduced valuations have increased our cost of capital and made access to equity markets unfavorable at the current time. We have managed our balance sheet so that all capital needs, including announced and committed development deals, are pre-funded by our balance sheet capacity. If the current conditions in the equity markets persist and we did not access the capital markets over the next two years, our debt as a percentage of gross assets at the end of 2015 would increase from the current 42.8% to approximately 47%, which is higher than we would prefer but within an acceptable range. At the same time our Interest Coverage ratios (Adjusted EBITDA (as further defined below) to interest expense) and Net Debt to EBITDA - Adjusted ratios would remain basically at current levels. Net Debt to EBITDA - Adjusted is defined as net debt (debt excluding unamortized premiums, cash, and non-producing construction debt on assets under development as of the date of the calculation) to Adjusted EBITDA (as further defined below) including proforma adjustments to reflect all acquisitions and development assets that are opened as if such had occurred at the beginning of the 12 month period being presented.

Distributions for the year ended December 31, 2013 totaled $48.5 million, or $0.42, per weighted average unit, compared to cash provided by operations of $77.4 million, or $0.67, per weighted average unit.

Based on the Trust's closing share price of $8.82 on December 31, 2013, our total enterprise value was $1.8 billion. With net debt (total debt less cash) of $755.2 million as of December 31, 2013, our debt to enterprise value was 42.5% compared to 27.4% as of December 31, 2012. With gross assets of $1.8 billion, which excludes accumulated depreciation of $204.2 million, our debt to gross assets ratio was 42.8% as of December 31, 2013 as compared to 31.7% as of December 31, 2012.

Management believes that it has strengthened EROP’s balance sheet through the follow-on equity offerings by the Trust in August of 2012 and January and November of 2011, selling 17.3 million shares, 13.2 million shares and 14.4 million shares of common stock, respectively, all inclusive of the underwriters’ overallotment option to purchase additional shares, for net proceeds of $180.9 million, $91.7 million and $124.4 million, respectively. The proceeds were contributed to EROP and a portion of the net proceeds was used to repay approximately $117.1 million of debt with the remaining proceeds used to fund current developments and acquisitions, fund future acquisitions and developments and for general corporate purposes.

On September 7, 2012, the Trust filed an automatic shelf registration statement, which permits the Trust to issue an unlimited number of securities, including equity or debt securities, from time to time in one or more transactions, depending on market conditions and terms. As discussed in Note 2 to the accompanying consolidated financial statements, the Trust has utilized at-the-market equity distribution programs since 2010, selling an aggregate of 12.4 million shares of common stock for net proceeds of approximately $116.3 million, including 1.6 million shares for net proceeds of approximately $17.8 million under the 2012 equity distribution program. We have used and are using the net proceeds to repay debt, fund our development pipeline, fund potential future acquisitions and for general corporate purposes. Under the 2012 distribution program, the Trust may issue and sell shares of its common stock having an aggregate offering amount of $50 million.

See Note 18 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for subsequent events related to equity offerings.

Acquisition, disposition and development activity

An additional source of capital, subject to appropriate market conditions, is the targeted disposition of non-strategic properties. We continually assess all of our communities, the markets in which they are located and the colleges and universities they serve, to determine if any dispositions are necessary or appropriate. The net proceeds from the sale of any asset would provide additional capital that would most likely be used to pay down debt and possibly finance acquisition/development growth or other operational needs.

In the second quarter of 2013, we completed the sale of College Grove, located in Murfreesboro, Tennessee for an aggregate sales price of $20.7 million (see Note 5 to the accompanying consolidated financial statements). The net proceeds of $20.2 million were used to fund development and acquisition activity and for general working capital purposes.

In the fourth quarter of 2013, we completed the sale of The Pointe at Western collegiate housing community located in Kalamazoo, Michigan for a sales price of $21.0 million (see Note 5 to the accompanying consolidated financial statements). EROP received proceeds of $20.0 million after closing costs.

We intend to invest in additional communities only as suitable opportunities arise. We also plan to develop communities for our ownership and management. In the short term, we intend to fund any acquisitions or developments with working capital, borrowings under first mortgage property secured debt, construction loans or borrowings under our Fourth Amended Revolver. We intend to finance property acquisitions and development projects over the longer term with cash from operations, the proceeds from potential asset sales, private capital in the form of joint ventures, debt financing and issuances of units in EROP. There can be no assurance, however, that such funding will be obtained on reasonable terms, or at all, particularly in light of current capital market conditions.

In the third quarter of 2013, we completed the purchase of The Cottages at Lindberg serving Purdue University and The Retreat at State College serving Pennsylvania State University for a combined purchase price of $91.2 million. EROP also purchased our joint venture partner's 10% noncontrolling interest in the collegiate housing community referred to as East Edge located near the University of Alabama for $6.9 million in cash. EROP now owns 100% of the community. EROP funded these acquisitions with proceeds from the sale of College Grove discussed above and with borrowings under the Fourth Amended Revolver (see Note 5 to the accompanying consolidated financial statements).

In the fourth quarter of 2013, we completed the purchase of the 415-bed community, The Varsity, serving the University of Michigan for $54.0 million. EROP funded this acquisition with assumed debt of $32.4 million and proceeds from draws on our Fourth Amended Revolver (see Note 4 to the accompanying consolidated financial statements).

We entered into a presale agreement at Florida International University adjacent to Florida International University, in Miami, FL. The $43.5 million acquisition is subject to completion of the project in time for fall 2014 occupancy. The purchase of the community is contingent upon on-time completion of the project.

We have eleven active development projects that we are developing for our ownership with our share of aggregate development costs of $398.3 million. As of December 31, 2013, $111.7 million of the anticipated costs had been incurred and funded.

See Note 18 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for subsequent events related to acquisition, disposition and development activity.

Predevelopment expenditures

Our third-party development consulting activities have historically required us to fund predevelopment expenditures such as architectural fees, permits and deposits. Because the closing of a development project’s financing is often subject to third-party delay, we cannot always predict accurately the liquidity needs of these activities. We frequently incur these predevelopment expenditures before a financing commitment has been obtained and, accordingly, bear the risk of the loss of these predevelopment expenditures if financing cannot ultimately be arranged on acceptable terms. However, we typically obtain a guarantee of repayment of these predevelopment expenditures from the project owner, but no assurance can be given that we would be successful in collecting the amount guaranteed in the event that project financing is not obtained. When we develop projects for ownership, as opposed to our third-party development services, EROP bears all exposure to risks and capital requirements for these developments.

Long-term liquidity requirements

Our long-term liquidity requirements consist primarily of funds necessary for scheduled debt maturities, acquisitions, developments, renovations and other non-recurring capital expenditures that are needed periodically for our communities. We expect to meet these needs through existing working capital, cash provided by operations, additional borrowings under our Fourth Amended Revolver, net proceeds from potential asset sales, the issuance of equity securities by the Trust, including common or preferred stock of the Trust, units in EROP or additional debt, if market conditions permit. In January 2014, we entered into a $187.5 million unsecured term loan with five- and seven-year tranches (the "Unsecured Term Loan") (see Note 18 to the accompanying consolidated financial statements included in Exhibit 99.1 of this Form 8-K). At the same time, we entered into interest rate swap agreements to effectively fix the interest rate. We believe these sources of capital will be sufficient to provide for our long-term capital needs. Market conditions, however, may make additional capital more expensive for us. There can be no assurance that we will be able to obtain additional financing under satisfactory conditions, or at all, or that we will make any investments in additional communities. Our Fourth Amended Revolver is a material source to satisfy our long-term liquidity requirements. As such, compliance with the financial and operating debt covenants is material to our liquidity. As of December 31, 2013, we were in compliance with all covenants related to our Fourth Amended Revolver.

Capital expenditures

The historical recurring capital expenditures, excluding discontinued operations, at our wholly-owned communities are set forth as follows:

	As of and for the Years Ended December 31,
	2013	2012	2011
Total units	5,895	5,044	4,820
Total beds	18,508	16,119	15,477
Total recurring capital expenditures (in thousands)	$4,381	$4,105	$3,583
Average per unit	$743.19	$813.78	$743.35
Average per bed	$236.71	$254.65	$231.50

Recurring capital expenditures exclude capital spending on significant renovations, community repositioning or other major periodic projects. Capital expenditures associated with newly developed communities are typically capitalized as part of their development costs. As a result, such communities typically require little to no recurring capital expenditures until their second year of operation or later.

Additionally, we are required by certain of our lenders to contribute contractual amounts annually to reserves for capital repairs and improvements at the mortgaged communities.

These contributions are typically less than, but could exceed, the amount of capital expenditures actually incurred during any given year at such communities.

Commitments

The following table summarizes our contractual obligations as of December 31, 2013 (amounts in thousands):

	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years	Total
Contractual Obligations:
Long-Term Debt Obligations (1)	$13,834	$260,689	$42,474	$103,393	$420,390
Contractual Interest Obligations (2)	16,667	24,932	10,810	2,743	55,152
Operating Lease and Future Purchase Obligations (3)	59,365	23,626	17,153	576,492	676,636
Capital Reserve Obligations (4)	1,612	2,850	2,321	632	7,415
Total	$91,478	$312,097	$72,758	$683,260	$1,159,593

(1)
Includes required monthly principal amortization and amounts due at maturity on first mortgage debt secured by collegiate housing properties and any amounts due under the Fourth Amended Revolver and construction loan agreements.

(2)
Includes contractual fixed-rate interest payments as well as estimates of variable rate interest payments based on the variable interest rates effective as of December 31, 2013. EROP has $193.4 million of variable rate debt as of December 31, 2013.

(3)
Includes future minimum lease commitments under operating lease obligations (includes long-term ground leases), future purchase obligations for advertising and a presale agreement that obligates EROP to purchase a newly developed collegiate housing community adjacent to Florida International University for $43.5 million as long as the developer completes the project in time for fall 2014 occupancy.

(4)	Includes future annual contributions to the capital reserve as required by certain mortgage debt.

Long-term indebtedness

As of December 31, 2013, 27 of our communities were unencumbered by mortgage debt.

As of December 31, 2013, we had outstanding mortgage and construction indebtedness of $422.7 million (net of unamortized debt premium of $2.3 million). The scheduled future maturities of this indebtedness as of December 31, 2013 were as follows (in thousands):

Year
2014	$13,834
2015	135,310
2016	125,378
2017	40,050
2018	2,424
Thereafter	103,394
Total	420,390
Debt premium	2,291
Outstanding as of December 31, 2013, net of debt premium	$422,681

As of December 31, 2013, the outstanding mortgage and construction debt had a weighted average interest rate of 4.33% and carried an average term to maturity of 2.91 years.

EROP had $356.9 million outstanding under the Fourth Amended Revolver as of December 31, 2013. The Fourth Amended Revolver, as amended, matures on January 14, 2018, and provides that EROP may extend the maturity date one year subject to certain conditions. The Fourth Amended Revolver requires interest only payments through maturity. The interest rate per annum applicable to the Fourth Amended Revolver is, at our option, equal to a base rate or LIBOR plus an applicable margin based upon our leverage. The interest rate applicable to the Fourth Amended Revolver as of December 31, 2013 was 1.57%.

Distributions

The Trust is required to distribute 90% of its REIT taxable income (excluding the deduction for dividends paid and net capital gains) on an annual basis in order to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly distributions to unitholders. These distributions are determined quarterly by the general partner and are generally equal to the dividend per share of the Trust’s common stock, determined quarterly by the Board. During July of 2012, the Trust's Board increased the annual dividend target by 43% from $0.28 to $0.40 per unit becoming effective with the August 15, 2012 dividend. During July of 2013, the Board increased the annual dividend target by 10% from $0.40 to $0.44 per unit becoming effective with the August 15, 2013 dividend.

A fourth quarter distribution of $0.11 per unit for the quarter ended December 31, 2013 was paid on February 14, 2014 to unitholders of record at the close of business on January 31, 2014.

Off-Balance Sheet Arrangements

EROP serves as non-recourse, carve-out guarantor for secured third-party debt in the amount of $24.0 million, held by one unconsolidated joint venture. In addition, EROP, with another joint venture partner, have jointly and severally guaranteed partial repayment for secured third-party construction debt held by another unconsolidated joint venture under development. This partial repayment guaranty is limited to $8.8 million. The terms of the guarantees are described in Note 16 to the accompanying consolidated financial statements.

In connection with the development agreement entered into on July 14, 2010 for a project at the Science + Technology Park at Johns Hopkins Medical Institute (see Note 2 to the accompanying consolidated financial statements) EROP has committed to provide a guarantee of repayment of a $42.0 million third-party construction loan for a $3.0 million fee. The guarantee fee will not be recognized until the second mortgage loan is repaid, which could be as early as the first quarter of 2014, as the construction loan and second mortgage are currently being refinanced. The project will have a $2.5 million reserve to fund any operating or debt service shortfalls that is to be replenished annually by East Baltimore Development, Inc., until a 1.10 debt service coverage ratio is achieved for twelve consecutive months. The second mortgage loan and related debt service are the first at risk if such reserve is not adequate to cover operating expenses and debt service on the construction loan.

In connection with the condominium agreement related to The Oaks on the Square project in Storrs, Connecticut (see Note 10 to the accompanying consolidated financial statements) EROP and LeylandAlliance LLC have jointly committed to provide a guarantee of repayment of a $46.4 million construction loan to develop Phase I & II of the project and a $13.8 million construction to develop Phase III of the project. As of December 31, 2013 and 2012, $43.2 million and $1.3 million, respectively, had been drawn on the construction loans of which $11.8 million and $1.0 million, respectively, are attributable to LeylandAlliance LLC. These amounts are not included in our accompanying consolidated financial statements.

See Note 18 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for subsequent events related to off-balance sheet arrangements.

Non GAAP Measures

Funds From Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We present FFO available to all unitholders because we consider it to be an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. As such, we also exclude the impact of noncontrolling interests in our calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and by the October 2011 guidance described above), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. We believe that net income is the most directly comparable GAAP measure to FFO available to unitholders. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

EROP also uses core funds from operations, or Core FFO, as an operating performance measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustments for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization or severance costs. We believe that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of EROP’s assets. In addition, management uses Core FFO in the assessment of EROP’s operating performance and comparison to its industry peers and believes that Core FFO is a useful supplemental measure for the investing community to use in comparing EROP to other REITs as many REITs provide some form of adjusted or modified FFO.

The following table presents a reconciliation of FFO and Core FFO available to our unitholders to net income (loss) for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	2013	2012	2011
Net income (loss) attributable to unitholders	$4,404	$8,545	$(10,963)
Gain on sale of collegiate housing assets	(3,913)	(5,496)	(2,388)
Loss on impairment of collegiate housing assets	5,001	—	7,859
Collegiate housing property depreciation and amortization on equity investees	49,316	37,237	29,101
Equity portion of real estate depreciation and amortization on equity investees	196	225	412
Equity portion of loss on sale of collegiate housing property on equity investee	—	88	256
Noncontrolling interests	168	181	193
FFO available to unitholders	55,172	40,780	24,470
Other adjustments to FFO
Loss on extinguishment of debt	—	—	757
Acquisition costs	393	1,110	741
Straight-line adjustment for ground leases	5,255	4,364	4,208
Impact of other adjustments to FFO:	5,648	5,474	5,706
FFO on Participating Developments:
Interest on loan to Participating Development	1,825	1,830	1,598
Development fees on Participating Development, net of costs and taxes	454	91	887
FFO on Participating Developments:	2,279	1,921	2,485
Core FFO available to unitholders	$63,099	$48,175	$32,661

Net Operating Income (NOI)

We believe NOI is a useful measure of our collegiate housing operating performance. We define NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, EROP's NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. EROP uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on EROP’s operating results. However, NOI should only be used as an alternative measure of EROP's financial performance.

The following is a reconciliation of our GAAP operating income to NOI for years ended December 31, 2013, 2012 and 2011 (in thousands):

	For the Year ended December 31,
	2013	2012	2011
Operating income	$24,330	$15,018	$12,392
Less: Third-party development services revenue	2,989	820	4,103
Less: Third-party management services revenue	3,697	3,446	3,336
Plus: Development and management services expenses	6,477	6,266	5,506
Plus: General and administrative expenses	7,678	7,910	6,810
Plus: Ground leases	7,622	6,395	5,498
Plus: Depreciation and amortization	48,098	33,240	23,858
NOI	$87,519	$64,563	$46,625

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income or loss excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets; (6) interest expense; (7) other non-operating expense (income); (8) income tax expense (benefit); (9) non-controlling interest; and (10) applicable expenses related to discontinued operations. We consider Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

The following is a reconciliation of our GAAP net income (loss) to Adjusted EBITDA for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	For the Year ended December 31,
	2013	2012	2011
Net income (loss) attributable to unitholders	$4,404	$8,545	$(10,963)
Straight line adjustment for ground leases	5,255	4,364	4,208
Acquisition costs	393	1,110	741
Depreciation and amortization	48,098	33,240	23,843
Depreciation and amortization – discontinued operations	1,767	4,634	5,712
Loss on impairment of collegiate housing assets – discontinued operations	5,001	88	7,859
Gain on sale of collegiate housing assets – discontinued operations	(3,913)	(5,496)	(2,388)
Interest expense, net	17,526	14,390	17,274
Interest expense – discontinued operations	—	—	1,044
Other nonoperating expense (income)	1,311	932	1,373
Income tax expense (benefit)	203	(884)	(95)
Noncontrolling interest	227	92	188
Applicable expenses (income) related to discontinued operations	—	—	472
Adjusted EBITDA	$80,272	$61,015	$49,268

Debt to gross assets

Debt to gross assets is defined as total debt, excluding the unamortized debt premium, divided by gross assets, or total assets excluding accumulated depreciation on real estate assets. We consider debt to gross assets useful to an investor in evaluating our leverage and in assessing our capital structure, because it excludes noncash items such as accumulated depreciation and provides a more accurate depiction of our capital structure.

The following is a reconciliation of our GAAP total assets to gross assets as of December 31, 2013 and 2012 (in thousands):

	As of December 31,
	2013	2012
Mortgage and construction loans, net of unamortized premium	$422,681	$398,846
Unamortized premium	2,291	3,068
Mortgage and construction loans	420,390	395,778

Unsecured revolving credit facility	356,900	79,000

Total debt	$777,290	$474,778

Total assets	$1,610,565	$1,324,687
Accumulated depreciation(1)	204,181	175,310
Gross assets	$1,814,746	$1,499,997

Debt to gross assets	42.8%	31.7%

(1) Represents accumulated depreciation on real estate assets.

Inflation

Our collegiate housing leases typically do not have terms that extend beyond twelve months. Accordingly, although on a short-term basis we would be required to bear the impact of rising costs resulting from inflation, we have the opportunity to raise rental rates at least annually to offset such rising costs. However, our ability to raise rental rates may be limited by a weak economic environment, increased competition from new collegiate housing in our primary markets and/or a reduction in student enrollment at our principal colleges and universities.

Recent Accounting Pronouncements

There were no recent accounting pronouncements adopted during the year ended December 31, 2013 that had a material impact or are expected to have a material impact on EROP's consolidated financial statements. A discussion of recent accounting pronouncements not yet effective affecting EROP is included in Note 2 of the accompanying consolidated financial statements, included in Exhibit 99.1 of this Form 8-K.